Exhibit 10.33

AMENDMENT TO CONSULTING AGREEMENT

AMENDMENT (“Amendment”) to the Consulting Agreement (the “Agreement “), dated as of June 2, 2003 between TOYS “R” US, INC, a Delaware corporation (the “Company”) and MICHAEL GOLDSTEIN (“Goldstein”);

WHEREAS, the Company and Goldstein entered into an Agreement dated as of June 6, 2001, and

WHEREAS, Goldstein continues to provide valuable services to the Company, and

WHEREAS, due to the elimination of the position of Vice President Corporate Philanthropy, Goldstein will be required to assume greater responsibility in his position as Chairman of the Toys “R” Us Children’s Fund, Inc., and

WHEREAS, the Company and Goldstein desire to amend the Agreement,

NOW THEREFORE, it is hereby agreed as follows:

1.	The first paragraph of Section 2(b) of the Agreement is hereby deleted in its entirety, and

2.	The following paragraph shall be added to the Agreement as a replacement for the first paragraph of Section 2(b) as follows:

“From June 1, 2003 to May 31, 2006, the Company will pay Goldstein a consulting fee of $300,000 per annum for consulting services provided to the Company as requested from time to time by the Company. Said fee will be paid to Goldstein in the amount of twenty-five thousand dollars ($25,000) monthly, in arrears by the 15th day of each following month. This Agreement, and the consulting services provided to the Company by Goldstein, shall automatically be extended as of May 31, 2006, for an additional one year period thereafter under the same terms and conditions as provided for herein, and automatically be renewed annually thereafter, unless, at least six months prior to the expiration date of the Agreement, the Company gives notice to Goldstein of its decision to terminate the Agreement

3.	Section 2(i) of the Agreement (referring to eligibility to participate in the Non-Employee Directors’ Compensation Program) is deleted in its entirety and sections 2(j) through 2(m) are renumbered accordingly to reflect such deletion, and

4.	Section 4 of the Agreement (referring to the benefits pursuant to Section 2 of the Agreement being contingent upon the execution of a Separation and Release Agreement) is deleted in its entirety, and

5.	Section 5 of the Agreement (referring to non solicitation of Employees or Customers) is renumbered and shall become Section 4 of the Agreement. The second sentence beginning with “During the three year period commencing on the Retirement Date” shall be amended to read as follows:

a.	During the term of this Agreement and any extensions hereto Goldstein shall not directly or indirectly …”

6.	Sections 6(a), (b), (c) and (d) of the Agreement (referring to non-competition) are renumbered and shall become Sections 5(a), (b), (c) and (d) of the Agreement. Sections 6(a) and 6(c) are further amended as follows:

Section 6 (a) shall read:

“During the term of this Agreement and any extensions hereto, Goldstein shall not, directly or indirectly:

Section 6(c) by deleting the words “manufacture, marketing or” from the section and by adding the words “at retail” after sale.

7.	Sections 7 through 14 of the Agreement shall be renumbered accordingly to reflect the deletion of Section 4 of the Agreement, and

8.	All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above

TOYS “R” US, INC.

By:	/s/ Christopher K. Kay
Name: Christopher K. Kay
Title: Executive Vice President – Operations and General Counsel

MICHAEL GOLDSTEIN

/s/ Michael Goldstein